Exhibit 99

SAKS INCORPORATED ANNOUNCES 9.5% COMPARABLE

STORE SALES INCREASE IN MARCH

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Saks Incorporated will release results for the first quarter ending May 1, 2004 on Tuesday, May 18, 2004 at 8:00 a.m. Eastern Time. Management has scheduled a conference call at 10:00 a.m. Eastern Time on Tuesday, May 18, 2003 to discuss the results. To participate, please call (706) 643-1966.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

Birmingham, Alabama (April 8, 2004)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that for the five weeks ended April 3, 2004 compared to the five weeks ended April 5, 2003 total sales increased 11.0% and comparable store sales increased 9.5% on a total company basis. By segment, comparable store sales increased 1.9% for SDSG and increased 20.6% for SFAE for the month. Sales below are in millions and represent sales from owned departments only.

For the five weeks ended April 3, 2004 compared to the five weeks ended April 5, 2003, owned sales were:

	This Year	Last Year	Total Increase	Comparable Increase
SDSG	$322.5	$312.2	3.3%	1.9%
SFAE	257.3	210.3	22.4%	20.6%

Total	$579.8	$522.5	11.0%	9.5%

Merchandise categories with the best sales performances for SDSG in March were accessories, better women’s sportswear, cosmetics, dresses, and men’s furnishings. Categories with softer sales performances for SDSG in March were furniture, hard home, juniors’ apparel, and women’s special size apparel. Categories with the best sales performances for SFAE in March were women’s designer apparel, women’s contemporary sportswear, women’s “gold range” apparel, women’s private brand apparel, handbags, and shoes. Categories with the softest performances for SFAE in March were hosiery, intimate apparel, and eveningwear.

SDSG sales in March 2004 were negatively affected by a promotional shift. March 2003 contained the first four days of a ten-day promotional event at SDSG, with the balance falling in April 2003. This year, the entire event will fall in April. SFAE sales for April 2004 are expected to be negatively affected by a promotional change. In April 2003, SFAE held a Private Shopping Night Event for proprietary credit card customers offering early season discounts on designer merchandise. Management does not expect to replicate this event in April 2004.

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For the two months ended April 3, 2004 compared to the two months ended April 5, 2003, owned sales were:

	This Year	Last Year	Total Increase	Comparable Increase
SDSG	$569.7	$538.7	5.7%	4.3%
SFAE	436.2	350.8	24.3%	22.4%

Total	$1,005.9	$889.5	13.1%	11.5%

Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 62 Saks Fifth Avenue stores and 53 Saks Off 5th stores. The Company also operates its Saks Department Store Group (SDSG) with 241 department stores under the names of Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store and 22 Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; effective expense control; geo-political risks; successful operation of the Company’s proprietary credit card strategic alliance with Household Bank (SB), N.A.; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.3 to the Company’s Form 10-K for the fiscal year ended February 1, 2003 filed with the Securities and Exchange Commission (“SEC”), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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